Exhibit 2.  Amendment to Articles of Incorporation.

CERTIFICATE AMENDING ARTICLES OF INCORPORATION
Of SOCIAL ENGAGEMENTS INTERNATIONAL, INC.
(After Issuance of Stock)
Filed October 28, 1999

SOCIAL ENGAGEMENTS INTERNATIONAL, INC.

     The undersigned, being the President and Secretary of Social Engagments International, Inc., a Nevada corporation, hereby certify that a majority vote of the Board of Directors and majority vote of stockholders at a meeting held on October 20, 1999, it was agreed by unanimous vote that this certificate amending articles of incorporation be filed.

     The undersigned further certifies that the original Articles of Incorporation of Social Engagments International, Inc. were filed with the Secretary of State of Nevada on the 3rd day of March, 1997. The undersigned further certifies that ARTICLE FOURTH of the original Articles of Incorporation filed on the 3rd day of March, 1997, herein is amended to read as follows:

ARTICLE FOURTH

     That the total number of shares to be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) common stock with a par value of ONE TENTH OF A CENT ($.001), no other class of stock shall be authorized.

     The undersigned hereby certifies that they have on this 20th day of October, 1999, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.


/s/ Daniel L. Hodges, President

/s/ Daniel L. Hodges, Secretary